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APARTMENT INVESTMENT AND MANAGEMENT COMPANY
NAMES NEW CHIEF ACCOUNTING OFFICER

DENVER, COLORADO, July 14, 2005

Apartment Investment and Management Company (“Aimco”) (NYSE: AIV) today announced that Robert Y. Walker IV has been named senior vice president and chief accounting officer effective January 2006, succeeding Thomas M. Herzog, who will become chief financial officer (CFO).

Mr. Walker will join Aimco on August 1, 2005, to begin an orderly transition to the role of chief accounting officer, with Mr. Herzog assuming CFO duties in January 2006.

Since June 2002, Mr. Walker has been senior vice president and chief financial officer at Miller Global Properties, LLC, a Denver-based private equity, real estate fund manager. Through its six real estate funds, Miller Global has acquired or developed over 70 office and hotel investments in the United States and Europe. From May 1997 to June 2002, Mr. Walker was with GE Capital Real Estate, serving more recently as global controller in Stamford, Connecticut.

“I’m thrilled to see someone of Rob’s caliber step in to fill Tom Herzog’s shoes in this very important role,” said Terry Considine, Aimco’s chairman of the board and chief executive officer. “I am confident he will provide the kind of leadership his new position demands, and that he will continue the high standards already set by Tom.”

“I am very pleased that Rob has decided to join the Aimco team,” said Tom Herzog. “I had the pleasure of working with Rob at GE Capital Real Estate and know he has the talent and dedication to help shape Aimco’s success.”

Mr. Walker is a certified public accountant and also has worked for Dain Rauscher, Prentiss Properties Limited, Inc., and Ernst & Young, all in Dallas, Texas. He is a graduate of The University of Texas at Austin and holds an MBA degree from the University of North Texas.

Aimco is a real estate investment trust headquartered in Denver, Colorado, that owns and operates a geographically diversified portfolio of apartment communities through 22 regional operating centers. Aimco, through its subsidiaries, operates approximately 1,475 properties, including approximately 260,000 apartment units, and serves approximately one million residents each year. Aimco’s properties are located in 47 states, the District of Columbia and Puerto Rico. Aimco common shares are included in the S&P 500.